Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2011 Results

~Fourth Quarter Net Income of $4.00 Per Diluted Share~

~Fiscal 2011 Net Loss of $0.67 Per Diluted Share~

YORK, Pa.--(BUSINESS WIRE)--March 7, 2012--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal 2011 ended January 28, 2012.

Fourth Quarter Highlights

  Comparable store sales decreased 2.6%.
  Gross margin rate was 34.6% of net sales compared with 37.0% in the prior year period.
  EBITDA was $106.4 million, compared with $140.7 million in the fourth quarter of fiscal 2010. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Interest expense, net, decreased $5.8 million to $21.5 million, compared with $27.3 million in the prior year period.
  In November 2011, the Company repurchased, in open market transactions, $30.0 million (principal amount) of the 10 ¼% Senior Notes due March 15, 2014 issued by its subsidiary, The Bon-Ton Department Stores, Inc., resulting in a pre-tax gain, net of costs, of $11.0 million. Additionally, in January 2012, the Company repurchased $16.0 million (principal amount) of the 10 ¼% Senior Notes, resulting in a pre-tax gain, net of costs, of $7.2 million. Together, these repurchases resulted in a pre-tax gain, net of costs, of $18.2 million.
  Net income totaled $78.2 million, or $4.00 per diluted share, compared with net income of $85.0 million, or $4.41 per diluted share, for the fourth quarter of fiscal 2010. Fourth quarter of fiscal 2011 results include income of $0.93 per diluted share associated with the gain on extinguishment of debt.

Fiscal 2011 Highlights

  Comparable store sales decreased 2.8%.
  Gross margin rate was 36.0% of net sales, compared with 37.6% in the prior year.
  EBITDA was $170.1 million, compared with $243.6 million in the prior year (see Note 1).
  Interest expense, net, decreased $22.8 million to $89.5 million, compared with $112.3 million in the prior year.
  Gain on extinguishment of debt totaled $8.7 million, reflecting the open market repurchase of $46.0 million (principal amount) of the 10 ¼% Senior Notes, partially offset by a loss on extinguishment of debt for fees associated with the voluntary prepayment of the second lien term loan and the amendment and restatement of the Company’s revolving credit facility.
  Net loss totaled $12.1 million, or $0.67 per diluted share, compared with net income of $21.5 million, or $1.12 per diluted share, for the prior year. Fiscal 2011 results include income of $0.48 per diluted share associated with the net gain on extinguishment of debt.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “Our fourth quarter sales and margin performance were below our expectations primarily due to the adverse impact of milder weather in our markets on sales of cold-weather merchandise as well as softness in our moderate traditional businesses. We responded by aggressively taking markdowns, resulting in a reduced gross margin rate for the fourth quarter and fiscal 2011. These efforts reduced inventory levels and enabled us to transition into spring assortments. Despite the fiscal 2011 results, we reduced our debt by approximately $47 million.”

Mr. Hoffman continued, “We are optimistic about our future. Our strategic initiatives implemented in seven pilot stores in mid-September resulted in sales growth that significantly outperformed total Company performance. These initiatives included a continued focus on our headquarter businesses, which involved an expansion of our shoe departments, an increased penetration of updated merchandise in all categories, a ‘rediscover’ marketing campaign, and an improvement in our customers’ shopping experience through our ‘Customer First’ program. In fiscal 2012, we anticipate total capital expenditures, net of external contributions, of approximately $70 million to fund the expansion of our growth initiatives in many more stores, renewed focus on our small stores in smaller markets, continued expansion of our private brands, growth in our eCommerce business, and general support of our operations. As we expand the initiatives we have been implementing, we expect to drive profitable sales growth and create the desired level of customer service to achieve our goals.”

Net Sales

For the fourth quarter of fiscal 2011, comparable stores sales decreased 2.6%. Total sales for the thirteen weeks ended January 28, 2012 decreased 2.7% to $983.2 million, compared with $1,010.0 million for the prior year period.

Fiscal 2011 comparable store sales decreased 2.8%. Fiscal 2011 total sales decreased 3.2% to $2,884.7 million, compared with $2,980.5 million for the same period last year.

Other Income

Other income in the fourth quarter of fiscal 2011 was $26.0 million, compared with $21.7 million in the fourth quarter of fiscal 2010. Fiscal 2011 other income increased to $68.9 million, compared with $66.0 million in the prior year period. Included in the fourth quarter and full-year fiscal 2011 results is income of $6.5 million related to the cumulative breakage on unused gift and merchandise return cards issued since inception of these programs, partially offset by decreased income from proprietary credit card operations largely resulting from reduced sales.

Gross Margin

In the fourth quarter of fiscal 2011, gross margin dollars decreased $34.4 million to $339.7 million, compared with $374.2 million in the fourth quarter of fiscal 2010. The gross margin rate for the fourth quarter of fiscal 2011 decreased to 34.6% of net sales from 37.0% of net sales in the fourth quarter of fiscal 2010. Fiscal 2011 gross margin dollars decreased $83.0 million to $1,037.3 million, compared with $1,120.3 million in the prior year. Fiscal 2011 gross margin rate decreased to 36.0% compared with 37.6% in the prior year. The decline in the gross margin rate in the fourth quarter and fiscal 2011 primarily reflects an increased net markdown rate.

Selling, General and Administrative Expense (“SG&A”)

SG&A expense increased $4.2 million to $259.4 million in the fourth quarter of fiscal 2011, compared with $255.2 million in the prior year period. The SG&A expense rate for the fourth quarter of fiscal 2011 increased to 26.4% of net sales, compared with 25.3% in the prior year period. The increase in SG&A expense primarily reflects increased store payroll, marketing expenditures and increased insurance costs, partially offset by reduced incentive compensation expenses. Fiscal 2011 SG&A expense decreased $6.6 million to $936.1 million, compared with $942.7 million in the prior year, primarily due to reduced incentive compensation expense, partially offset by increased marketing expenditures. Additionally, fiscal 2011 includes a favorable insurance receipt recorded in the second quarter. Fiscal 2011 SG&A expense rate increased to 32.4% compared with 31.6% in the prior year.

EBITDA

EBITDA decreased $34.4 million in the fourth quarter of fiscal 2011 to $106.4 million, compared with $140.7 million in the fourth quarter of fiscal 2010. Fiscal 2011 EBITDA decreased $73.5 million to $170.1 million, compared with $243.6 million in the prior year. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $3.6 million to $22.4 million in the fourth quarter of fiscal 2011, compared with $26.0 million in the prior year period. Fiscal 2011 depreciation and amortization expense, including amortization of lease-related interests, decreased $7.0 million to $99.8 million, compared with $106.8 million in the prior year. The decrease in fourth quarter and fiscal 2011 is primarily due to a reduced asset base.

Non-Cash Impairment Charges

The Company recorded non-cash impairment charges of $3.5 million and $1.5 million in the fourth quarter of fiscal 2011 and fiscal 2010, respectively, and $3.7 million and $1.7 million in fiscal 2011 and fiscal 2010, respectively, related to a reduction in the reported carrying value of certain long-lived and intangible assets.

Interest Expense, Net

In the fourth quarter of fiscal 2011, interest expense, net, decreased $5.8 million to $21.5 million, compared with $27.3 million in the prior year period. Fiscal 2011 interest expense, net, decreased $22.8 million to $89.5 million, compared with $112.3 million in the prior year. The decrease in fourth quarter and fiscal 2011 primarily reflects reduced borrowing levels and lower interest rates as a result of the Company’s prepayment of the second lien term loan and amendment to its revolving credit facility.

Extinguishment of Debt

In the first quarter of fiscal 2011, the Company recorded a $9.5 million loss on the extinguishment of debt for fees associated with the voluntary prepayment of the second lien term loan and the amendment and restatement of the revolving credit facility agreement. In the fourth quarter of fiscal 2011, the Company repurchased, in open market transactions, $46.0 million (principal amount) of the 10 ¼% Senior Notes due March 15, 2014 issued by its subsidiary, The Bon-Ton Department Stores, Inc. The repurchase was completed at a discount that resulted in a pre-tax gain, net of costs, of $18.2 million.

Income Tax Benefit

An income tax benefit of $1.0 million was recorded in the fourth quarter of fiscal 2011, compared with an income tax provision of $0.9 million in the prior year period. Fiscal 2011 income tax benefit was $2.0 million, which includes a $3.2 million reclassification from shareholders’ equity associated with interest rate swap contracts that expired in July 2011, compared with a $1.4 million income tax provision in the prior year.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s February sales release, our excess borrowing capacity under our revolving credit facility was $453 million at the end of February. Our fiscal 2012 guidance for EBITDA is a range of $180 million to $200 million, for income per diluted share a range of $0.15 to $0.75 and for cash flow (see Note 2) a range of $60 million to $70 million. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales increase in a range of 1% to 2%;
  Gross margin rate in a range of 36.5% to 37.1%;
  SG&A expense increase of approximately $25 million to $30 million from fiscal 2011;
  Tax rate of 39%;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 19 million to 20 million average diluted shares outstanding.”

Note: The provided guidance does not reflect any potential income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. The amount of the adjustment, if any, cannot be determined until our fiscal 2012 results are final.

Conference Call Details

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2011 results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 298-3511 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 21, 2012. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 9074428. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 21, 2012.

Bank of America Merrill Lynch 2012 Consumer & Retail Conference

The Company will present at the Bank of America Merrill Lynch 2012 Consumer Conference, scheduled for 10:30 a.m. Eastern time on Thursday, March 8, 2012, in New York City. The presentation will be broadcast through a web broadcast on the Company’s website. To access the web broadcast, please visit the Company’s website at http://investors.bonton.com. An online archive of the web cast will be available within two hours of the conclusion of the presentation.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding and remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing and the ability to refinance our existing financing for working capital, capital expenditures and general corporate purposes; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; and the successful transition of the position of chief executive officer from Mr. Bergren to Mr. Hoffman. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and gain on extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, and the proprietary credit card program signing bonus, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	January 28,	January 29,
(Unaudited)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$14,272	$16,339
Merchandise inventories	699,504	682,324
Prepaid expenses and other current assets	69,032	78,418
Total current assets	782,808	777,081
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $743,312 and $657,541 at January 28, 2012 and January 29, 2011, respectively	677,133	703,432
Deferred income taxes	12,385	9,587
Intangible assets, net of accumulated amortization of $51,975 and $46,245 at
January 28, 2012 and January 29, 2011, respectively	119,165	130,080
Other long-term assets	26,712	36,059
Total assets	$1,618,203	$1,656,239
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$205,492	$175,249
Accrued payroll and benefits	31,636	45,769
Accrued expenses	162,855	167,204
Current maturities of long-term debt	8,066	6,978
Current maturities of obligations under capital leases	4,365	5,825
Deferred income taxes	16,231	12,709
Income taxes payable	-	137
Total current liabilities	428,645	413,871
Long-term debt, less current maturities	814,271	856,687
Obligations under capital leases, less current maturities	56,677	61,043
Other long-term liabilities	187,003	141,286
Total liabilities	1,486,596	1,472,887
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,081,376 and 16,520,859 at January 28, 2012 and January 29, 2011, respectively	171	165
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at January 28, 2012 and January 29, 2011	30	30
Treasury stock, at cost - 337,800 shares at January 28, 2012 and January 29, 2011	(1,387)	(1,387)
Additional paid-in-capital	155,400	153,331
Accumulated other comprehensive loss	(74,356)	(36,498)
Retained earnings	51,749	67,711
Total shareholders' equity	131,607	183,352
Total liabilities and shareholders' equity	$1,618,203	$1,656,239

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	January 28,	January 29,	January 28,	January 29,
(Unaudited)	2012	2011	2012	2011

Net sales	$ 983,230	$ 1,009,996	$ 2,884,661	$ 2,980,479
Other income	25,981	21,721	68,869	66,006
	1,009,211	1,031,717	2,953,530	3,046,485

Costs and expenses:
Costs of merchandise sold	643,481	635,839	1,847,369	1,860,182
Selling, general and administrative	259,379	255,162	936,060	942,660
Depreciation and amortization	21,237	24,868	95,033	102,202
Amortization of lease-related interests	1,163	1,131	4,747	4,555
Impairment charges	3,481	1,534	3,690	1,738
Income from operations	80,470	113,183	66,631	135,148
Interest expense, net	21,502	27,264	89,507	112,301
Gain on extinguishment of debt	(18,179)	-	(8,729)	-

Income (loss) before income taxes	77,147	85,919	(14,147)	22,847
Income tax (benefit) provision	(1,048)	879	(2,019)	1,353

Net income (loss)	$ 78,195	$ 85,040	$ (12,128)	$ 21,494

Basic income (loss) per share	$ 4.00	$ 4.48	$ (0.67)	$ 1.14

Diluted income (loss) per share	$ 4.00	$ 4.41	$ (0.67)	$ 1.12

Other financial data:
EBITDA (1)	$ 106,351	$ 140,716	$ 170,101	$ 243,643

(1) EBITDA reconciliation
The following table reconciles net income (loss) to EBITDA for the periods indicated:
	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 28,	January 29,	January 28,	January 29,
(Unaudited)	2012	2011	2012	2011
Net income (loss)	$78,195	$85,040	$(12,128)	$21,494
Adjustments:
Income tax (benefit) provision	(1,048)	879	(2,019)	1,353
Gain on extinguishment of debt	(18,179)	-	(8,729)	-
Interest expense, net	21,502	27,264	89,507	112,301
Depreciation and amortization	21,237	24,868	95,033	102,202
Amortization of lease-related interests	1,163	1,131	4,747	4,555
Impairment charges	3,481	1,534	3,690	1,738
EBITDA	$106,351	$140,716	$170,101	$243,643

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, (717) 751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com